UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 COST PLUS INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    010892821
                                 (CUSIP Number)

                                  JULY 13, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

------------------------------- ------------------ -----------------------------

CUSIP No. 010892821                     13G                  Page 2 of 6 Pages
------------------------------- ------------------ -----------------------------

--------- ----------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          THALES FUND MANAGEMENT, LLC

--------- ---------------------------------------------------------------------
2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                     (a)
                                                                    (b) |X|
--------- ---------------------------------------------------------------------
3. SEC USE ONLY



--------- ---------------------------------------------------------------------
4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE

--------- ---------------------------------------------------------------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER
------------------- ----- --------------------------------------- -------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                        1,371,600
------------------- ----- --------------------------------------- -------------
       EACH         7.
    REPORTING             SOLE DISPOSITIVE POWER
------------------- ----- --------------------------------------- -------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                    1,371,600
------------------- ----- --------------------------------------- -------------
9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     1,371,600
--------- ------------------------------------------------------- --------------
10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ----------------------------------------------------------------------
11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                6.21%
--------- ------------------------------------------------------ ---------------
12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                       IA
--------- ------------------------------------------------------ ---------------

-------------------------------- ----------------- -----------------------------

CUSIP No. 010892821                       13G                 Page 3 of 6 Pages
-------------------------------- ----------------- -----------------------------

--------- ----------------------------------------------------------------------
13.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          MAREK T. FLUDZINSKI

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
14.
          CHECK THE APPROPRIATE BOX IF A GROUP*                        (a)
                                                                       (b) |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
15. SEC USE ONLY



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
16.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

--------- ----------------------------------------------------------------------
------------------- ----- ------------------------------------------------------
    NUMBER OF       17.
      SHARES              SOLE VOTING POWER
------------------- ----- ------------------------------------------------------
------------------- ----- ------------------------------------------------------
   BENEFICIALLY     18.
     OWNED BY             SHARED VOTING POWER                        1,371,600
------------------- ----- ------------------------------------------------------
------------------- ----- ------------------------------------------------------
       EACH         19.
    REPORTING             SOLE DISPOSITIVE POWER
------------------- ----- ------------------------------------------------------
------------------- ----- ------------------------------------------------------
   PERSON WITH:     20.
                          SHARED DISPOSTIVE POWER                     1,371,600
------------------- ----- ------------------------------------------------------
--------- ------------------------------------------------------- --------------
21.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      1,371,600
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
22.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
23.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                6.21%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
24.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                       IN
--------- ----------------------------------------------------------------------

-------------------------------- ---------------- ------------------------------

CUSIP No. 010892821                    13G                   Page 4 of 6 Pages
-------------------------------- ---------------- ------------------------------


ITEM 1.
        (a) Name of Issuer:                        COST PLUS INC.


                                                   200 4TH STREET
        (b) Address of Issuer's
            Principal Executive Offices:           OAKLAND, CALIFORNIA 94607

ITEM 2.

                                   THIS SCHEDULE 13G IS BEING FILED JOINTLY BY
                                   (I) THALES FUND MANAGEMENT, LLC, A DELAWARE
                                   LIMITED LIABILITY COMPANY (THE "INVESTMENT
       (a) Name of Person Filing:  MANAGER") WHICH SERVES AS INVESTMENT
                                   MANAGER OR ADVISOR TO TEMUJIN HOLDINGS, LTD.,
                                   (THE "FUND") WITH RESPECT TO THE SHARES OF
                                   COMMON STOCK (AS DEFINED IN ITEM 2(D))
                                   DIRECTLY OWNED BY THE FUND AND (II) MAREK T.
                                   FLUDZINSKI, THE CHIEF EXECUTIVE OFFICER AND
                                   CHAIRMAN OF THE INVESTMENT MANAGER.
       (b) Address of Principal
           Business Office or, if  140 BROADWAY, 45TH FLOOR
           none, Residence:        NEW YORK, NEW YORK 10005


       (c) Citizenship:            DELAWARE

       (d) Title of Class of
           Securities:             COMMON STOCK

       (e) CUSIP Number:           010892821

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

       (a) [ ]  Broker or dealer registered under section 15 of the Act
                (15 U.S.C. 78o).
       (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
       (c) [ ]  Insurance company as defined in section 3(a)(19) of the Act
                (15 U.S.C. 78c).
       (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
       (e) |X|  An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)
                (E);
       (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
       (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
       (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
       (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
       (j) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

-------------------------------- ---------------- ------------------------------

CUSIP No. 010892821                   13G                    Page 5 of 6 Pages
-------------------------------- ---------------- ------------------------------

ITEM 4.  OWNERSHIP.

Not applicable

     (a)    Amount beneficially owned: THALES FUND MANAGEMENT, LLC:   1,371,600
                                       MAREK T. FLUDZINSKI:           1,371,600

     (b)    Percent of class:          THALES FUND MANAGEMENT, LLC:        6.21%
                                       MAREK T. FLUDZINSKI:                6.21%

     (c)    Number of shares as to which the person has:
               (i)    Sole power to vote or to direct the vote:
                                       THALES FUND MANAGEMENT, LLC:          0
                                       MAREK T. FLUDZINSKI:                  0

              (ii)    Shared power to vote or to direct the vote:
                                       THALES FUND MANAGEMENT, LLC:    1,371,600
                                       MAREK T. FLUDZINSKI:            1,371,600

              (iii)   Sole power to dispose or to direct the disposition of:
                                       THALES FUND MANAGEMENT, LLC:          0
                                       MAREK T. FLUDZINSKI:                  0

              (iv)    Shared power to dispose or to direct the disposition of:
                                       THALES FUND MANAGEMENT, LLC:    1,371,600
                                       MAREK T. FLUDZINSKI:            1,371,600

ITEM 5-9     Not Applicable

ITEM 10.     CERTIFICATION

             The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the
(a) purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]

---------------------------- ---------------- ----------------------------------

CUSIP No. 010892821              13G                    Page 6 of 6 Pages
---------------------------- ---------------- ----------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              JANUARY 11, 2007
                              ----------------
                              Date

                              THALES FUND MANAGEMENT, LLC

                              /S/ MAREK T. FLUDZINSKI
                              -----------------------
                              Signature

                              MAREK T. FLUDZINSKI, CHIEF EXECUTIVE OFFICER
                              --------------------------------------------
                              Name/Title


                              JANUARY 11, 2007
                              ----------------
                              Date

                              MAREK T. FLUDZINSKI

                              /S/ MAREK T. FLUDZINSKI
                              -----------------------
                              Signature


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
              CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)